THIRD AMENDMENT TO LEASE

         THIS THIRD AMENDMENT TO LEASE, ("Amendment") dated this lst day of February, 1997, is entered into by and between KNICKERBOCKER PROPERTIES, INC. XVII, a Delaware corporation ("Landlord") and PATHOGENESIS CORPORATION, a Delaware corporation ("Tenant").

                              W I T N E S S E T H:

         WHEREAS, Landlord is successor in interest to The Equitable Life Assurance Society of the United States ("Original Landlord");

         WHEREAS, Old Orchard Office Venture, the predecessor to Original Landlord and Tenant entered into that certain Lease dated October ____, 1992 (the "Original Lease") for Suite 910 (the "Original Premises") in that certain building located at 5215 Old Orchard Road, Smoke, Illinois (the"Building"); and

         WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease, dated March, 1995 (the"First Amendment") and that certain Second Amendment to Lease, dated April 3, 1996 (the "Second Amendment"), the Original Lease as amended by the First Amendment and the Second Amendment is hereinafter referred to as the "Amended Lease");

         WHEREAS, Landlord and Tenant now desire to add approximately 3,134 square feet of net rentable area, as shown on Exhibit A attached hereto and hereby made a part hereof (the "New Premises") to the Original Premises to extend the term of the Amended Lease until March 31, 2003 and to amend certain other provisions of the Amended Lease;

         NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                  1. Landlord hereby leases to Tenant, and Tenant accepts and leases from Landlord, in accordance with the provisions, terms and conditions of the Amended Lease as amended by this Amendment (the "Lease"), the New Premises, which New Premises contains approximately 3,134 square feet of net rentable area. From and after the date hereof, the term "Leased Premises" in the Lease shall mean the Original Premises as expanded by the New Premises. Landlord hereby demises and leases the New Premises on an "as-is" "where-is" basis. The pa[parties hereto acknowledge and agree that the taking of possession by Tenant shall be conclusive evidence that the New Premises are in good order and repair and are in satisfactory condition as of the date of the taking of possession. Landlord and Landlord's agents have made no representations, warranties or promises, express or implied with respect to the condition of the Building, the New Premises, the existing fixtures or the building systems serving the New premises or as to any other thing or fact related thereto, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein.

                  2. Landlord agrees to deliver the New Premises to Tenant on or before March 10, 1997. From and after the earlier to occur of occupancy of the New Premises by Tenant (other
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than for purposes of constructing improvements therein) and May 1, 1997 (the
"Rent Effective Date"), Landlord shall return any security deposit currently held by Landlord. If Landlord shall be unable to deliver possession of the New Premises on or before March 10, 1997 for any reason, Landlord shall not be subject to any liability for such failure. Under such circumstances, the Rent Commencement Date shall be extended one day for every day after March 10, 1997 until the date possession is actually delivered (or would have been delivered but for the delay or default of Tenant). Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease if possession of the New Premises is not delivered to Tenant on or before June 1, 1997; provided Tenant shall have delivered written notice to Landlord of such termination on or before June 10, 1997.

                  3. From and after the Rent Effective Date, the Schedule set forth on pages 1 and 2 of the Lease shall be deterred in its entirety and replaced with the following:

                                    SCHEDULE

     A. Description of Leased Premises: Suite 910, located on the ninth (9th) floor of the Building, consisting of 7,620 square feet of net rentable area, more or less.

     B. Tenant's type of business: sales and administrative office for pharmaceutical company.

     C.   Base Rent:                                   Annual    Monthly    RSF

     From the Rent Effective Date through 3/31/98     97,155.0   8,096.2   12.75
     From 4/1/98 through 3/31/99:                    100,050.6   8,337.5   13.13
     From 4/1/99 through 3/31/00:                    103,098.6   8,591.5   13.53
     From 4/1/00 through 3/31/01:                    106,146.6   8,845.5   13.93
     From 4/1/01 through 3/31/02:                    109,347.0   9,112.2   14.35
     From l4/1/02 through 3/31/03:                   112,623.6   9,385.3   14.78

     Notwithstanding anything contained in the Lease to the contrary. Base Rent shall be determined on a monthly basis as set forth in this Schedule.

     D. Tenant's Share: 3.635% (the percentage of the number of square feet of net rentable area in the Leased Premises to 209,616, the number of square feet of net rentable area in the Building).

     E. Term: A term commencing on the date specified in Paragraph 2A (hereinafter referred to as the "Commencement Date") and ending on March 31, 2003 (hereinafter referred to as the "Termination Date") unless otherwise terminated as provided in this Lease.

     F.   Security Deposit: 5 -0-


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     G.   Broker: CB Commercial

     H.   Addresses for Notices:

          If to Landlord:

                   Knickerbocker Properties, Inc. XVII
                   c/o O'Connor Realty Advisors Incorporated
                   399 Park Avenue
                   New York, NY 10022
                   Attn: Asset Manager

                   with a copy to:

                   Hines Interests Limited partnership
                   5215 Old Orchard Road
                   Skokie, Illinois 60077
                   Attn: Property Manager

          If to Tenant:

                   Pathogenesis Corporation
                   Suite 910
                   5215 Old Orchard
                   Skokie, Illinois 60077

          This lease is subject to the Terms and Conditions and the provisions of any riders attached hereto, which Terms and Conditions and riders are hereby made a part of this Lease."

                  4. Landlord shall: (a) at Landlord's option, either install new vinyl wall covering or paint the existing vinyl wall covering in the common areas of the ninth (9th) floor of the Building and (b) install now carpeting in the common areas of the ninth (9th) floor of the Building. Landlord shall inform Tenant of Landlord's choice of carpet prior to its installation. The work described in this Section 4 shall be completed on or prior to December 31, 1997.

                  5. Tenant shall have the right in common with all other tenants of the Building, to park up to twenty-seven (27) vehicles, on an unreserved basis and at no charge, in the parking garage located adjacent to the building or on the surface parking lot.

                  6. Landlord shall pay to Tenant, upon or after the occurrence of the Rent Effective Date, an amount not in excess of $121,920.00, as reimbursement for Tenant's actual cost of designing and constructing tenant improvements in, and moving to, the New premises (the "Allowance"). The Allowance shall be paid to Tenant upon Tenant's delivery of reasonable evidence showing that such cost were incurred and that all construction was performed in


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

accordance with the terms of the Amended Lease (including, without limitation, delivery of sworn statements and lien waivers). Landlord shall be entitled to deduct $525.00 from the Allowances, as reimbursement for architectural fees incurred by Landlord. Tenant may construct the initial tenant improvements in the New Premises using contractors reasonably approved by Landlord, provided such contractors construct such improvements in accordance with the terms of the Amended Lease and in accordance with Landlord's reasonable rules and regulations. In the event Tenant uses contractors for such initial construction other than those contracted by Landlord, Landlord shall not be entitled to charge a supervisory fee in connection with such initial tenant improvement construction.

                  7. Provided that Tenant is not in default hereunder, Tenant shall have a continuing right of offer on the terms and conditions set forth in this paragraph ("Right of Offer") with respect to (a) that space on the ninth
(9th) floor of the Building shown on Exhibit B attached hereto and hereby made part hereof, which is contiguous to the Leased Premises and contains approximately 3,067 square feet (the "Contiguous Offer Space"), (b) all space located on the eight (8th) floor of the Building (the "Eight Floor Offer Space") and (c) all space located on the ninth (9th) floor of the Building other than the Contiguous Offer Space (the "Other Ninth Floor Offer Space") (the Eight Floor Offer Space and the Other Ninth Floor Offer Space are herein collectively referred to as the "Other Offer Space." The Other Offer Space and the Contiguous Offer Space, are herein collectively referred to as the "Offer Space"). If at any time during the Term any portion of the Offer Space is available for the lease of such Offer Space, then Landlord shall notify Tenant in writing ("Landlord's Leasing Notice") identifying the Offer Space to be leased, the proposed term of such lease and, in the case of Other Offer Space, setting forth the economic terms (including base rent, additional rent, abatements, construction allowances and pass through) upon which Landlord intends to lease such Offer Space. Tenant shall have a period of seven (7) business days from the date of delivery of Landlord's Leasing Notice to notify Landlord in writing whether Tenant elects to exercise its Right of Offer as herein granted. If Tenant elects to exercise its Right of Offer, then (1) such exercise must be for the entire Offer Space as to which Landlord was participating in serious discussions and for the entire term of such proposed lease, (2) if the Offer Space consists of Contiguous Offer Space, then (aa) the base Rent payable for such Contiguous Offer Space shall be equal to the Base Rent then payable for the remainder of the Leased Premises, (bb) if the Contiguous Offer Space is to be leased commencing prior to October 2, 1998, Landlord shall provide a tenant improvement allowance to Tenant in an amount per square foot of such Contiguous Offer Space to be leased, equal to the then unmortized portion of $16.00 per square foot amortized over seventy-one (71) months, as more particularly shown on Exhibit C attached hereto and hereby made a part hereof (by way of example, if the lease of such Contiguous Offer Space is to commence on October 1, 1997, the tenant improvement allowance to be paid to Tenant would equal $15.16 per square foot) and (cc) all other terms of the Lease (including the payment of Additional Rent, all other economic term and all non-economic terms of the Lease) shall apply to the Contiguous Offer Space and (3) if the Offer Space consists of Other Offer Space, then the Base Rent and Additional Rent payable for such Offer Space (together with all other economic terms applicable to such Offer Space) shall be as set forth in Landlord's Leasing Notice and all non-economic terms of the Lease shall apply to such Offer Space. Landlord and Tenant (negotiating in good faith) shall execute an amendment to


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

this Lease for such Offer Space within thirty (3)0 days after Tenant notifies Landlord of its exercise of its Right of Offer. If Tenant (AA) rejects its Right of Offer, (BB) has not responded to Landlord's Leasing Notice within the aforementioned seven (7) business days or (CC) is unable to reach an agreement with Landlord on the form amendment reasonably acceptable to Landlord within the aforementioned thirty (30) days, then in all such events Tenant shall be deemed to have rejected and waived its Right of Offer with respect to the particular Offer Space and Landlord may lease such Offer Space to any other person or entity. If Tenant rejects (or is deemed to have rejected) its Right of Offer then, (I) if Landlord enters into a lease for the Offer Space ("Offer Space Lease") within one year after the date of Landlord's Leasing Notice, Landlord shall have no obligation to offer to lease the Offer Space to Tenant until the Offer Space Lease expires or terminates and Landlord is thereafter participating in serious discussion with a current or potential tenant with respect to the leasing of such Offer Space or (II) if Landlord does not enter into an Offer Space Lease, Landlord shall have no obligation to offer to lease the Offer Space to Tenant until the date that is one year after the date of Landlord's Leasing Notice (provided Landlord is then participating in serious discussion with a current or potential tenant to lease the Offer Space). Tenant acknowledges that the Right of Offer granted herein with respect to the Eight Floor Offer Space is subject and subordinate to certain rights of offer, expansion options and rights of refusal granted to PrimeCare International, Inc. Landlord shall not be required to offer the Eight Floor Offer Space in accordance with the terms of its lease. Tenant's exercise of the Right of Offer shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any portion of the Premises, then immediately upon such termination, sublease or assignment, the Right of Offer herein granted shall simultaneously terminate and become null and void.

                  8. Tenant is hereby given the option to extend the Term of this Lease for one (1) additional term of three (3) years (all such additional years beyond the expiration of the original Term shall be collectively referred to as the "Renewal Term"); provided, however, that such option to extend shall be conditioned upon the subject to the following:

                  (a) Tenant shall notify Landlord in writing (the "Renewal Notice") of its intent to exercise its option to renew on or before July 1, 2002. In the event that Tenant fails to deliver to Landlord the Renewal Notice on or before July 1, 2002, the option to renew this Lease as set forth in this paragraph shall be deemed waived by Tenant.

                  (b) At the time Landlord received the Renewal Notice and at the expiration of the original Term, Tenant shall not be in default under any of the terms or provision of this Lease.

                  (c) The Renewal Term shall be on the same terms and conditions as set forth in this Lease, except: (i) the Base Rent shall be the then current Market Base Rent (as hereinafter defined); (ii) the term "Term" as used in this Lease, shall mean the initial Term and the Renewal


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Term: (iii) the Right of Offer set forth in paragraph 7 of this Amendment shall not apply during the Renewal Term; and (iv) Tenant shall have no further options to renew the Term of this Lease. The term "Market Base Rent" for the purposes of this paragraph 8 shall mean the then current market base rental rate (taking into consideration market concessions, inducements and allowances) for comparable space for comparable terms in comparable condition in office building comparable to the Building in the North Suburban Chicago Market (in the vicinity of the Edens Expressway), as reasonably determined by Landlord. Landlord shall deliver its estimated Market Base Rent to Tenant within thirty (30) days after Landlord's receipt of Renewal Notice. In the event that Tenant disagrees with Landlord's estimate of such Market Base Rent, then Tenant may rescind its Renewal Notice, by written notice to Landlord within ten (10) days after receipt for Landlord's estimate.

                  (d) If the Lease or Tenant's right of possession of the Leased Premises hall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased or assigned all or any portion of the Leased Premises, then immediately upon such termination, sublease or assignment, the right to renew the Lease herein granted shall simultaneously terminates and become null and void, it being acknowledged and agreed that such right is personal to pathogenesis Corporation.

                  9. It is expressly understood and agreed that this Amendment is intended to modify and amend the Amended Lease only to the extent set forth herein and that all other provisions, terms and conditions of said Amended Lease (including all riders, exhibits and other attachments thereto), as hereby modified and amended, shall remain in full force and effect and are hereby ratified and confirmed.

                  10. It is expressly understood and agreed that none of Landlord's covenants, undertakings or agreements made in this Amendment or the Amended Lease are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability of Landlord for damages for breach or nonperformance by Landlord or otherwise arising under or in connection with this Amendment or the Amended Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of Landlord's interest in the Land and Building, in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, or its shareholders, officers, directors, employees, agents, legal representatives, successor or assigns, all such liability, if any, being expressly waived and released by Tenant.

                  11. All capitalized terms used herein shall have the same meanings as in the Amended Lease, unless otherwise defined herein. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Amended Lease, the terms and provisions of this Amendment shall control.

                  12. This Amendment may be executed in counterparts.


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

     IN WITNESS WHEREOF, the parties have set their hands hereto as of the day and year first above written.

                                        LANDLORD:


                                        KNICKERBOCKER PROPERTIES, INC. XVII
                                        Delaware corporation

                                        By: /s/ ________________________________
                                        Its:____________________________________


                                        TENANT:

                                        PATHOGENESIS CORPORATION, a Delaware
                                        corporation


                                        By: /s/ ________________________________
                                        Its:____________________________________